EXHIBIT 3.237

EXECUTION

GRAHAM PACKAGING MINSTER LLC

AMENDED AND RESTATED OPERATING AGREEMENT

As adopted by the Sole Member on September 25, 2010

THIS AMENDED AND RESTATED AGREEMENT OPERATING AGREEMENT (THE “Agreement”) of GRAHAM PACKAGING MINSTER LLC (the “Company”) is made and entered into as of September 25, 2010 by GRAHAM PACKAGING COMPANY, L.P., a Delaware limited partnership with its principal offices at 2401 Pleasant Valley Road, York, Pennsylvania 17407 (the “Member”).

W I T N E S S E T H :

WHEREAS, the Company was originally formed under the name GRAHAM PACKAGING MINSTER LLC on June 8, 2006, under the provisions of the Ohio Revised Code, Limited Liability Company Act (as amended, the “Act”), with GRAHAM PACKAGING COMPANY, L.P., a Delaware limited partnership with its principal offices at 2401 Pleasant Valley Road, York, Pennsylvania 17402 as the sole member; and

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree that the Agreement is hereby amended and restated in its entirety by this Amended and Restated Operating Agreement and, as so amended and restated hereby, shall read in its entirety as follows:

1. Name. The name of the Company shall be Graham Packaging Minster LLC, or such other name as the Member may from time to time hereafter designate. The Company was formed on June 8, 2006, upon the execution and filing of the Articles of Organization for a Domestic Limited Liability Company with the Secretary of State of the State of Ohio setting forth the information required by Section 1705 of the Act.

2. Definitions; Rules of Construction. In addition to terms otherwise defined herein, the following terms are used herein as defined below:

“Capital Contribution” means, with respect to any Member, the amount and/or agreed value of money, promissory obligations property or services (if any) contributed by such Member to the Company in accordance with Section 8 hereof (the amount or agreed value of which is set forth on the books and records of the Company).

“Interest” means the ownership interest of a Member in the Company (which shall be considered personal property for all purposes), consisting of (i) such Member’s Percentage interest in profits, losses, allocations and distributions, (ii) such Member’s right to vote or grant or withhold consents with respect to Company matters as provided herein or in the Act and (iii) such Member’s other rights and privileges as provided herein or in the Act.

“Majority in Interest of the Member” means Member whose Percentage Interests aggregate to greater than fifty percent of the Percentage Interests of all Members.

“Member” means the persons identified on Schedule I, and all other persons or entities admitted as additional or substituted Member pursuant to this Agreement, so long as they remain Member. Reference to a “Member” means any one of the Member.

“Percentage Interest” means a Member’s share of the profits and losses of the Company and the Member’s percentage right to receive distributions of the Company’s assets. The Percentage Interest of each Member shall be the percentage set forth opposite such Member’s name on Schedule I, as such Schedule shall be amended from time to time in accordance with the provisions hereof. The combined Percentage Interest of all Members at all times equal 100%.

Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires, and, as used herein, unless the context requires otherwise, the words” hereof,” “herein” and “hereunder” and words of similar import shall refer to this agreement as a whole and not to any particular provisions hereof.

3. Purpose.

(a) The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Act, as such business activities may be determined by the Member from time to time.

4. Offices.

(a) The principal office of the Company, and such additional offices as the Member may determine to establish, shall be located at such place or places inside or outside the State of Ohio as the Member may designate from time to time.

(b) The registered office of the Company in the State of Ohio is located at 1300 East 9th Street, City of Cleveland, Ohio 44114. The registered agent of the Company for service of process at such address is CT Corporation System. The Member may change such registered office or registered agent at any time.

5. Member. The name and business or residence address of each Member of the Company are as set forth on Schedule I, as the same may be amended from time to time.

6. Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 14 of this Agreement.

7. Management of the Company.

(a) The Members shall have the right to manage the business of the Company, and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. The Members may appoint, employ or otherwise contract with any persons or entities for the transaction of the business and affairs of the Company or the performance of services for or on behalf of the Company, and the Members may delegate to any such person (who may be designated an officer, agent or attorney-in-fact of the Company) or entity such authority to act on behalf or the Company as the Members may from time to time deem appropriate.

(b) Except as to actions herein specified to taken by all the Members or by the Members acting unanimously, the duties and powers of the Members may be exercised by a Majority in Interest of the Member. At any time that there is only one Member, (i) any and all actions provided for herein to be taken or approved by the “Member” shall be taken or approved by the sole Member and (ii) the taking of any lawful action by the Member on behalf of the Company, including the execution and/or delivery of any instrument, certificate, filing or document by the Member on behalf of the Company, or the adoption by the Member of authorizing resolutions with respect to any matter, shall constitute and evidence the due authorization of such action or matter on behalf of the Company.

(c) Any action to be taken by the Members hereunder or under the Act may be taken by vote of the Members at a meeting. Meetings may be called by any Member upon not less than five (5) days prior written notice to all other Members. The notice shall specify the place and time of the meeting and the general nature of the business to be transacted. A written waiver of notice, signed by a Member, whether before or after the time stated therein, shall be deemed equivalent to notice to such Member. Unless otherwise agreed by the Members, meetings of Members shall be held at the principal place of business of the Company. Meetings of the Members may be held by conference telephone or similar communication equipment so long as all Members participating in the meeting can hear one another, and all Members participating by telephone or similar communication equipment shall be deemed to be present in person at the meeting. At any meeting of Members, a Majority in Interest of the Members, present in person or by proxy, shall constitute a quorum for all purposes, except that the presence of all Members shall be required as to actions herein specified to be taken by all of the Members or by the Members acting unanimously. In lieu of a meeting, any action to be taken by the Members may be taken by a consent in writing setting forth the action so taken signed by a Majority in Interest of the Members (or Member holding such higher aggregate Percentage Interest as is required to authorize or take such action under the terms of this Agreement or the Act). Any such written consent may be executed and delivered by telecopy or similar electronic means and may be signed in multiple counterparts.

(d) The Members may authorize any Member(s), officer(s), agent(s) or employee(s) to enter into any contract, to execute any instrument or certificate (including any certificate to be filed on behalf of the Company with the Secretary of State of the State of Ohio under the Act) or to take any other action in the name of and on behalf of the Company, and this authority may be general or confined to specific instances. Unless so authorized or ratified by the Members or within the agency power of an officer (or unless otherwise approved or ratified by all Members), no Member, officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

(e) A Member shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of its other Members or its officers, employees or committees, or by any other person, as to matters the Member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company (including, without limitation, information, opinions, reports or statements as to the value and the amount of the assets, liabilities, profits, or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid). In addition, the Members may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by them, and any opinion of any such person as to matters which the Members reasonably believe to be within such person’s professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the Members hereunder in good faith and in accordance with such opinion.

8. Capital Contributions; Capital Accounts; Administrative Matters.

(a) The initial Member(s) has/have contributed to the Company the cash, property, services or promissory obligations set forth on the books and records of the Company. Except as otherwise agreed by all Members, the initial Member(s) shall have no right or obligation to make any further Capital Contributions to the Company. Persons or entities hereafter admitted as Members of the Company shall make such contributions of cash, promissory obligations, property or services to the Company as shall be determined by the Members, acting unanimously, at the time of each such admission.

(b) If at any time the Company has only one Member, it is the intention of the Member that the Company shall be disregarded for federal and, where applicable, state, local and foreign income tax purposes and all items of income, gain, loss, deduction, credit or the like of the Company shall be treated as items of income, gain, loss, deduction, credit or the like of the Member.

(c) At all times that the Company has more than one Member, it is the intention of the Members that the Company shall be taxed as a “partnership” for applicable federal, state, local and foreign income tax purposes. In such case, but only in such case, the following provisions shall apply.

(i) A single, separate capital account shall be established and maintained for each Member. Each Member’s capital account shall be credited with the amount of money and the fair market value of property (net of any liabilities secured by such contributed property that the Company assumes or takes subject to) contributed by that Member to the Company; the amount of any Company liabilities assumed by such Member (other than in connection with a distribution of Company property; and such Member’s distributive share of Company profits (including tax exempt income). Each Member’s capital account shall be debited with the amount of money and the fair market value of property (net of any liabilities that such Member assumes or takes subject to) distributed to such Member; the amount of any liabilities of such Member assumed by the Company (other than in connection with a contribution); and such Member’s distributive share of Company losses (including items that may be neither deducted nor capitalized for federal income tax purposes.

(ii) Notwithstanding any provision of this Agreement to the contrary, each Member’s capital account shall be maintained and adjusted in accordance with the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and the regulations thereunder (the “Regulations”), including, without limitation, (x) the adjustments permitted or required by Internal Revenue Code Section 704(b) and, to the extent applicable, the principles expressed in Internal Revenue Code Section 704(c) and (y) adjustments required to maintain capital accounts in accordance with the “substantial economic effect test” set forth in the Regulations under Internal Revenue Code Section 704(b). No Member shall have any obligation to contribute any amount to the Company in the event of a negative balance in its capital account, and the Member intend to use a “qualified income offset” provision as defined in Section 1.704-1(b)(2)(ii)(d) of the Regulations.

(iii) Any Member, including any substitute Member, who shall receive an Interest (or whose Interest shall be increased) by means of a transfer to him of all or a part of the Interest of another Member, shall have a capital account that reflects the capital account associated with the transferred Interest (or the applicable percentage thereof in case of a transfer of a part of an Interest).

(iv) All items of Company income, gain, loss, deduction, credit or the like shall be allocated among the Members in accordance with their respective Percentage Interests as set forth in Schedule I.

(d) (i) Each Member’s Interest shall be recorded on the books of the Company and, unless otherwise determined by the Member, no Certificate in respect of any Member’s Interest in the Company shall be issued. The Company shall keep or cause to be kept a register in which, subject to such regulations as the Members may adopt, the Company will provide for the registration of Interests and the registration of transfers of Interest. The Company shall maintain such register and provide for such registration. The books of the Company shall be conclusive evidence of the ownership of all Interests in the Company. Subject to the further terms of this Agreement, including the restrictions and limitations on transfer set forth in Section 9 hereof, the Interests in the Company shall be transferable on the books of the Company by the record holder thereof or by its duly authorized agent upon delivery to the Company of a duly executed instrument of transfer, a written agreement to be bound by all terms and conditions hereof and such other instruments as the Members may reasonably require and such evidence of the genuineness of the execution and authorization of the foregoing as may be required by the Members. Subject to the further terms of this Agreement, including the restrictions and limitations on transfer set forth in Section 9 hereof, upon delivery of the foregoing instruments and compliance with the foregoing conditions, the transfer shall be recorded on the books of the Company. Until a transfer is so recorded, the owners of record of Interests shall be deemed to be the owners for all purposes hereunder and neither any Member nor the Company shall be affected by any notice of a proposed transfer.

(e) The fiscal year of the Company shall be the calendar year. The books and records of the Company shall be maintained in accordance with generally accepted accounting principles.

9. Assignments of Interest.

(a) Any Member may sell, assign, pledge or otherwise transfer or encumber (collectively “transfer”) all or any part of its Interest in the Company to any person or entity and upon such transfer, the transferee shall be, without the requirement of any further action, amended as a Member with respect to the Interest so transferred and shall be deemed bound by all of the terms and provisions of this Agreement.

(b) In the event a transfer is of all of a Member’s Interest in the Company and such Member is, at the time of such transfer, the sole Member of the Company, the transferee of such Interest shall be deemed admitted as a Member of the Company upon such transfer and the Company shall continue without dissolution.

10. Resignation. Except in connection with a permitted transfer by a Member of all of its Interest in the Company pursuant to Section 9 hereof, no Member shall have the right to resign from the Company except with the consent of all of the other Members and upon such terms and conditions as may be specifically agreed upon between such other Members and the resigning Member. The provisions hereof with respect to distributions upon resignation are exclusive and no Member shall be entitled to claim any further or different distribution upon resignation under Sections 1705.12 or 1705.16 of the Act or otherwise.

11. Additional Member. The Members, acting unanimously, shall have the right to admit additional Members upon such terms and conditions, at such time or times, and for such Capital Contributions as shall be determined by all of the Members. In connection with any such admission, the Members shall amend Schedule I to reflect the name, address and Capital Contribution of the additional Members and any agreed upon changes in Percentage Interests.

12. Distributions. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Members may determine. Distributions shall be made to Members pro rata in accordance with their respective Percentage Interests.

13. Return of Capital. No Member shall have any liability for the return of any Member’s Capital Contribution which Capital Contribution shall be payable solely from the assets of the Company.

14. Dissolution. The Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(a) The determination of the Members to dissolve the Company; or

(b) The occurrence of any event causing a dissolution of the Company under Section 1705.43 of the Act, unless the Company is continued as permitted under the Act.

15. Winding Up of the Company.

(a) If the Company is dissolved pursuant to Section 14, the Members, or a liquidator appointed by the Members (the Members or such liquidator being referred to as the “Liquidator”), shall proceed to wind up the business and affairs of the Company in accordance with the requirements of the Act. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Company assets. This Agreement shall remain in full force and effect and continue to govern the rights and obligations of the Members and the conduct of the Company during the period of winding up the Company’s affairs. The Liquidator shall liquidate the assets of the Company, and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(i) to creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment, by the establishment of reserves of cash or other assets of the Company or by other reasonable provision for payment), other than liabilities for distributions to Members and former Members under Sections 1705.11, 1705.12, 1705.13, or 1705.46 of the Act;

(ii) to Members and former Members in satisfaction of liabilities for distributions under Sections 1705.11, 1705.12, 1705.13 of the Act; and

(iii) thereafter to the Members in proportion to their Percentage Interests; provided, however, that in the event the Company is being taxed as a partnership in accordance with Section 8(c) hereof, such distributions shall be made to the Members up to the balance of the positive balances of their respective capital accounts (determined after allocating all income, gain, deduction, loss and other like items arising in connection with the liquidation of Company assets and otherwise making all capital account adjustments required by Section 8(c) hereof) and then in proportion to their Percentage Interests.

(b) Notwithstanding the provisions of Section 15(a) which require the liquidation of the assets of the Company, if on dissolution of the Company, the Liquidator determines that a prompt sale of part or all of the Company’s assets would be impractical or would cause undue loss to the value of Company assets, the Liquidator may defer for a reasonable time (up to three (3) years) the liquidation of any assets, except those necessary to timely satisfy liabilities of the Company (other than those to Members), and/or may distribute to the Members, in lieu of cash, as tenants in common, undivided interests in such Company assets as the Members deem not suitable for liquidation. Any such in-kind distributions (i) shall be made in accordance with the priorities referenced in Section 15(a) as if cash equal to the fair market value of the distributed assets were being distributed and (ii) shall be subject to such conditions relating to the disposition and management of the distributed properties as the Members deem reasonable and equitable and to any joint operating agreements or other agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable methods of valuation as they may adopt.

(c) Upon the completion of the distribution of the assets of the Company as provided in this Section 15, the Company shall be terminated, and the Liquidator shall cause the cancellation of the Certificate of Formation and all qualifications of the Company as a foreign limited liability company, if any, and shall take such other actions as may be necessary to terminate the Company.

16. Limitation on Liability. The debts, obligations and liabilities of the Company, whether rising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or officer.

17. Standard of Care; Indemnification.

(a) No Member or officer shall have any personal liability whatsoever to the Company or any Members on account of such Member’s or officer’s status as a Member or officer or by reason of such Member’s or officer’s acts or omissions in connection with the conduct of the business of the Company; provided, however, that nothing contained herein shall protect any Member or officer against any liability to the Company or the Members to which such Member or officer would otherwise be subject by reason of (i) any act or omission of such Member or officer that involves actual fraud or willful misconduct or (ii) any transaction from which such Member or officer derived improper personal benefit.

(b) The Company shall indemnify and hold harmless each Member and officer and the affiliates of any Member or officer (each an “Indemnified Person”) against any and all losses, claims, damages, expenses and liabilities (including, but not limited to, any investigation, legal and other reasonable expenses incurred in connection with, and any amounts paid in settlement of, any action, suit, proceeding or claim) of any kind or nature whatsoever that such Indemnified Person may at any time become subject to or liable for by reason of the formation, operation or termination of the Company, or the Indemnified Person’s acting as a Member or officer under this Agreement, or the authorized actions of such Indemnified Person in connection with the conduct of the affairs of the Company (including, without limitation, indemnification against negligence, gross negligence or breach of duty); provided, however, that no Indemnified Person shall be entitled to indemnification if and to the extent that the liability otherwise to be indemnified for results from (i) any act or omission of such Indemnified Person that involves actual fraud or willful misconduct or (ii) any transaction from which such Indemnified Person derived improper personal benefit. The indemnities provided hereunder shall survive termination of the Company and this Agreement. Each Indemnified Person shall have a claim against the property and assets of the Company for payment of any indemnity amounts from time to time due hereunder, which amounts shall be paid or properly reserved for prior to the making of distributions by the Company to Members. Costs and expenses that are subject to indemnification hereunder shall, at the request of any Indemnified Person, be advanced by the Company to or on behalf of such Indemnified Person prior to final resolution of a matter, so long as such Indemnified Person shall have provided the Company with a written undertaking to reimburse the Company for all amounts so advanced if it is ultimately determined that the Indemnified Person is not entitled to indemnification hereunder.

(c) The contract rights to indemnification and to the advancement of expenses conferred in this Section 17 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, vote of the Members or otherwise.

(d) The Company may maintain insurance, at its expense, to protect itself and any Member, officer, employee or agent of the Company or another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act.

(e) The Company may, to the extent authorized from time to time by the Members, grant rights to indemnification and to advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Section 17 with respect to the indemnification and advancement of expenses of the Member and officers of the Company.

(f) Notwithstanding the foregoing provisions of this Section 17, the Company shall indemnify an Indemnified Person in connection with a proceeding (or part thereof) initiated by such Indemnified Person only if such proceeding (or part thereof) was authorized by the Members; provided, however, that an Indemnified Person shall be entitled to reimbursement of his or her reasonable counsel fees with respect to a proceeding (or part thereof) initiated by such Indemnified Person to enforce his or her right to indemnity or advancement of expenses under the provisions of this Section 17 to the extent the Indemnified Person is successful on the merits in such proceeding (or part thereof).

18. Amendments. This Agreement may be amended only upon the written consent of all Members.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Ohio without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.

IN WITNESS WHEREOF, the undersigned has/have duly executed this Agreement as of September 25, 2010.

MEMBER:
GRAHAM PACKAGING COMPANY, L.P.
(owning a 100% ownership interest)

By:	/s/ D.W. Bullock

Name:	D.W. Bullock

Title:	CFO

SCHEDULE I

Name & Address	Percentage Interest

GRAHAM PACKAGING COMPANY, L.P. 2401 Pleasant Valley Road York, Pennsylvania 17402	100%

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